                                         ---------------------------------------
                                                     OMB Approval
                                         ---------------------------------------
                                         OMB Number:                 3235-0145
                                         Expires:             October 31, 1994
                                         Estimated average burden
                                         hours per response..............14.90
                                         ---------------------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ________________)*


                                BIONUTRICS, INC.
              ----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
              ----------------------------------------------------
                         (Title of Class of Securities)

                                   090946 10 4
              ----------------------------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                    ------------------------------
CUSIP No.    090946 10 4          13G            Page 2 of 6 Pages
-----------------------------                    ------------------------------

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           R.H. LANE LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                     (b) / /

-------------------------------------------------------------------------------
3          SEC USE ONLY


-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           ARIZONA
-------------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES
        BENEFICIALLY                       -0-
          OWNED BY             ------------------------------------------------
            EACH                 6         SHARED VOTING POWER
          REPORTING
           PERSON                          3,631,919
            WITH               ------------------------------------------------
                                 7         SOLE DISPOSITIVE POWER

                                           -0-
                               ------------------------------------------------
                                 8         SHARED DISPOSITIVE POWER

                                           3,631,919
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,631,919
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*/ /

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           20.29%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------

-----------------------------                    ------------------------------
CUSIP No.    090946 10 4          13G            Page 3 of 6 Pages
-----------------------------                    ------------------------------

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           RONALD H. LANE
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                     (b) / /

-------------------------------------------------------------------------------
3          SEC USE ONLY


-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
-------------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES
        BENEFICIALLY                       253,333
          OWNED BY             ------------------------------------------------
            EACH                 6         SHARED VOTING POWER
          REPORTING
           PERSON                          3,631,919
            WITH               ------------------------------------------------
                                 7         SOLE DISPOSITIVE POWER

                                           253,333
                               ------------------------------------------------
                                 8         SHARED DISPOSITIVE POWER

                                           3,631,919
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,885,252
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*/ /

-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           21.41%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

-----------------------------                    ------------------------------
CUSIP No.    090946 10 4                         Page 4 of 6 Pages
-----------------------------                    ------------------------------

ITEM 1.

           (a)       Name of Issuer - Bionutrics, Inc.

           (b)       Address of Issuer's Principal Executive Offices
                               2425 East Camelback Road, Suite 650
                               Phoenix, Arizona  85016

ITEM 2.

           (a)       Name of Persons Filing  - R.H. Lane Limited Partnership and
                               Ronald H. Lane

           (b)       Address of Principal Business Office or, if none, Residence
                               2425 East Camelback Road, Suite 650
                               Phoenix, Arizona  85016

           (c)       Citizenship or Place of Organization -
                     - R.H. Lane Limited Partnership: Arizona
                     - Ronald H. Lane: United States

           (d)       Title of Class of Securities - Common Stock

           (e)       CUSIP Number - 090946 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a)       / /   Broker or Dealer registered under Section 15 of the
                           Act

           (b)       / /   Bank as defined in section 3(a)(6) of the Act

           (c)       / /   Insurance Company as defined in section 3(a)(19) of
                           the Act

           (d)       / /   Investment Company registered under section 8 of the
                           Investment Company Act

           (e)       / /   Investment Adviser registered under section 203 of
                           the Investment Advisers Act of 1940

           (f)       / /   Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see
                           Section 240.13d-1(b)(1)(ii)(F)

           (g)       / /   Parent Holding Company, in accordance with
                           Section 240.13d-1(b)(ii)(G)

           (h)       / /   Group, in accordance with Section 240.13d-1(b)(1)(ii)
                           (H)

-----------------------------                    ------------------------------
CUSIP No.    090946 10 4                         Page 5 of 6 Pages
-----------------------------                    ------------------------------

ITEM 4.  OWNERSHIP

           If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

           (a)       Amount Beneficially Owned - 3,885,252*

           (b) Percent of Class - 21.41% (including options); 20.29% (excluding options)

           (c)       Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote - 253,333 (Mr. Lane)

                     (ii)   shared power to vote or to direct the vote -
                            3,631,919

                     (iii) sole power to dispose or to direct the disposition of - 253,333 (Mr. Lane)

                     (iv) shared power to dispose or to direct the disposition of - 3,631,919

                     *Includes 253,333 shares issuable upon exercise of options held by Mr. Lane. Ronald H. Lane disclaims beneficial ownership of all shares held by the R.H. Lane Limited Partnership except to the extent that his individual interest in such shares arises from his interest in such entity.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Limited and general partners of the R.H. Lane Limited Partnership have the right to receive dividends and sale proceeds from the shares. The only limited partner who has a right to receive dividends and proceeds from shares held by the partnership that represent more than 5% of the shares outstanding is Sandy Lane, the wife of Ronald H. Lane. The only general partner with a more than 5% interest is Ronald H. Lane.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                     Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

                     Not Applicable.

ITEM 10.   CERTIFICATION

                     Not Applicable.

-----------------------------                    ------------------------------
CUSIP No.    090946 10 4                         Page 6 of 6 Pages
-----------------------------                    ------------------------------

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    2/20/98
                  --------------------------------------------
                                      Date


                               /s/ Ronald H. Lane
                  --------------------------------------------
                                   Signature


                        Ronald H. Lane, General Partner
                  --------------------------------------------
                                   Name/Title



                                    2/20/98
                  --------------------------------------------


                               /s/ Ronald H. Lane
                  --------------------------------------------
                                   Signature


                                 Ronald H. Lane
                  --------------------------------------------
                                   Name/Title